Exhibit 3.1

ASHFORD HOSPITALITY PRIME, INC.
ARTICLES OF AMENDMENT

ASHFORD HOSPITALITY PRIME, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, DOES HEREBY CERTIFY to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II, Section 1 of the charter of the Corporation is amended to read in its entirety as follows (the “Amendment”):

Section 1.    NAME.    The name of the Corporation is Braemar Hotel & Resorts Inc.

SECOND:  The foregoing amendment to the charter of the Corporation has been approved by at least a majority of the Board of Directors at a meeting held on April 4, 2018 and is limited to a change of name permitted by Section 2-605(a) of the Maryland General Corporation Law.

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IN WITNESS WHEREOF, on this 20th day of  April, 2018, the Corporation has caused this Amendment to the Articles of Amendment and Restatement of the Corporation to be executed and acknowledged in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary; and the Chief Financial Officer acknowledges that these Articles of Amendment of Articles of Incorporation are the act of the Corporation, and the Chief Financial Officer further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ASHFORD HOSPITALITY PRIME, INC.

		By:	/s/ Richard Stockton
Richard J. Stockton,
Chief Executive Officer and President

ATTEST:

By:	/s/ Deric S. Eubanks
Deric S. Eubanks,
Chief Financial Officer